UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                           O2Micro International Limited
                                (Name of Issuer)

            American Depositary Receipts Representing Ordinary Shares
                         (Title of Class of Securities)

                                   67107W100
                                 (CUSIP Number)

                                December 5, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 67107W100


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Trivium Capital Management, LLC.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,113,452
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,195,100

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,195,100

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     5.75%

       12.   Type of Reporting Person

	     IA

                               CUSIP No. 67107W100


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

	     Trivium Offshore Fund, Ltd.

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Grand Cayman, British West Indies

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 1,911,924
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power:  1,911,924

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,911,924

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     5.01%

       12.   Type of Reporting Person

	     OO

Item 1. (a)  Issuer: O2Micro International Limited

             1.      Address:
                     Grand Pavilion Commercial Centre, West Bay Road P.O. Box 32331 SMB, George Town
		     Grand Cayman, Cayman Islands

Item 2. (a)  Name of Person Filing:

             Trivium Capital Management, LLC.
	     Trivium Offshore Fund, Ltd.

        (b)  Address of Principal Business Offices:

             Trivium Capital Management, LLC.
	     600 Lexington Avenue, 23rd Floor
	     New York, NY 10022
	     United States

	     Trivium Offshore Fund, Ltd.
	     c/o Citco Fund Services (Bermuda) Limited
	     Washington Mall West, 2nd Floor
	     7 Reid Street
	     Hamilton HM11, Bermuda

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common stock

        (e)  CUSIP Number: 67107W100

Item 3. Trivium Capital Management, LLC. is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 17, 2007
                                       Trivium Capital Management, LLC.

                                       By: /s/ Kelly Ireland
                                       --------------------------
                                       Name: Kelly Ireland
                                       Title: Chief Financial Officer

				       Trivium Offshore Fund, Ltd.

                                       By: /s/ Kelly Ireland
                                       --------------------------
                                       Name: Kelly Ireland
                                       Title: Chief Financial Officer